Exhibit 21.1

SUBSIDIARIES OF LAMB WESTON HOLDINGS, INC.

Lamb Weston Holdings, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries:

Subsidiary	Jurisdiction of Formation
Lamb Weston Sales, Inc.	Delaware

Lamb Weston, Inc.	Delaware

South Slope Irrigation Association (majority owned by Lamb Weston, Inc.)	Washington

Ontario Asset Holdings, LLC	Delaware

Lamb Weston/Midwest, Inc.	Washington

Lamb Weston Japan KK	Japan

Lamb Weston (Shanghai) Commercial Company Limited	China

Lamb Weston International Private Limited	Singapore

Lamb Weston Holland B.V.	Netherlands

Lamb Weston (Hong Kong) Limited	Hong Kong

L Weston Operaciones, S.A. de C.V.	Mexico

L Weston Mexico, S.A. de C.V.	Mexico

Tai Mei Agriculture Limited	Hong Kong

Lamb Weston Potato (Inner Mongolia) Co., Ltd	China

Lamb Weston Canada ULC	Canada

Lamb Weston International B.V.	Netherlands

Lamb Weston Netherlands B.V.	Netherlands

Lamb Weston (Mauritius) Limited	Mauritius

Lamb Weston (Shanghai) Commercial Company Limited	China

The corporations listed above are included in the consolidated financial statements of Lamb Weston Holdings, Inc.